Exhibit 99.1

PAPA JOHNS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Louisville, Kentucky (February 27, 2025) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced financial results for the fourth quarter and year ended December 29, 2024.

Fourth Quarter Highlights
•North America comparable sales(a) were down 4% from a year ago as Domestic Company-owned restaurants were down 6% and North America franchised restaurants were down 4%; International comparable sales(a) were up 2% compared with the prior year period.
•122 net restaurant openings in the fourth quarter, driven by 63 gross openings in North America and 83 gross openings in International markets.
•Global system-wide restaurant sales were $1.23 billion, an 8%(b) decrease from a year ago due to the additional week of operations in the fourth quarter of 2023. Excluding the additional week, global system-wide sales were flat(b) from the prior year period.
•Total revenues of $531 million were down 7% compared with the fourth quarter of 2023. Excluding the 53rd week in 2023, Total revenues were roughly flat from the prior year period.
•Diluted earnings per common share of $0.44 compared with $0.79 for the fourth quarter of 2023; Adjusted diluted earnings per common share(c) was $0.63 compared with $0.91 for the fourth quarter of 2023.

Full Year Highlights
•North America comparable sales(d) were down 4% from 2023 as Domestic Company-owned restaurants were down 5% and North America franchised restaurants were down 4%; International comparable sales(d) were down 1%.
•124 net restaurant openings for the full year 2024, driven by 112 gross openings in North America and 198 gross openings in International markets.
•Global system-wide restaurant sales were $4.85 billion, a 3%(b) decrease over the prior year. Excluding the 53rd week in 2023, global system-wide sales were down approximately 1%(b).
•Total revenues of $2.06 billion were down $76 million, or 4%, from 2023. Excluding the 53rd week in 2023, Total revenues were down 2%.
•Diluted earnings per common share of $2.54 compared with $2.48 for 2023; adjusted diluted earnings per common share(c) was $2.34 compared with $2.71 in 2023.

(a)    Comparable sales growth (decline) for the fourth quarter of 2024 is reported on a 13-week basis comparing September 30, 2024 through December 29, 2024 with October 2, 2023 through December 31, 2023.
(b)    Excludes the impact of foreign currency.
(c)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.
(d)    Comparable sales growth (decline) for the fiscal year 2024 is reported on a 52-week basis comparing January 1, 2024 through December 29, 2024 with January 2, 2023 through December 31, 2023.

CEO Commentary

“I am pleased with the early progress we are seeing in our transformation as we work to improve our value perception, simplify our operations, and enhance our digital and loyalty experiences. These efforts helped to deliver results consistent with our fourth quarter expectations,” said Todd Penegor, president and CEO.

“We have defined our strategic priorities to take market share as we move forward with urgency to execute on initiatives to drive sales momentum in the near-term while meaningfully increasing profitability over time,” continued Penegor. “Our number one priority continues to be creating great experiences for our customers and team members in our restaurants – ensuring the restaurant economic model remains strong. We are confident that we have the right plan in place to deliver on our promise to be the best pizza makers in the business.”

Financial Highlights

Beginning with the year ended December 29, 2024, the Company implemented changes to the presentation and classification of its financial statements concurrent with the adoption of Accounting Standard Update 2023-07, “Improvements to Reportable Segment Disclosures”. Please refer to the Supplemental Information and Financial Statements section in this release for additional information.

	Three Months Ended			Twelve Months Ended
(In thousands, except per share amounts)	December 29, 2024	December 31, 2023	Increase (Decrease)	December 29, 2024	December 31, 2023	Increase (Decrease)
Total revenues	$530,770	$571,322	$(40,552)	$2,059,387	$2,135,713	$(76,326)
Operating income	$29,531	$42,566	$(13,035)	$156,704	$147,142	$9,562
Adjusted operating income (c)	$37,290	$47,354	$(10,064)	$148,183	$157,025	$(8,842)
Net income attributable to the Company	$14,799	$26,093	$(11,294)	$83,486	$82,098	$1,388
Diluted earnings per common share	$0.44	$0.79	$(0.35)	$2.54	$2.48	$0.06
Adjusted diluted earnings per common share (c)	$0.63	$0.91	$(0.28)	$2.34	$2.71	$(0.37)

Results for the fourth quarter and fiscal year 2024 are not directly comparable with the fourth quarter and fiscal year 2023, as year-over-year comparisons are affected by an additional week of operations in the fourth quarter of 2023. For comparability purposes we describe the estimated impact of the 53rd week in the discussion below.

Additionally, the acquisition of 118 formerly franchised restaurants in the UK in the second and third quarters of 2023 (the “UK franchisee acquisitions”), and the subsequent closure and refranchising of all but 13 restaurants impacts the comparability of revenues and expenses from the International segment for both 2023 and 2024.

(a)    Comparable sales growth (decline) for the fourth quarter of 2024 is reported on a 13-week basis comparing September 30, 2024 through December 29, 2024 with October 2, 2023 through December 31, 2023.
(b)    Excludes the impact of foreign currency.
(c)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.
(d)    Comparable sales growth (decline) for the fiscal year 2024 is reported on a 52-week basis comparing January 1, 2024 through December 29, 2024 with January 2, 2023 through December 31, 2023.

Fourth Quarter 2024 Results
Revenue: Total revenues of $530.8 million in the fourth quarter of 2024 decreased $40.6 million, or 7.1%, compared with the prior year period. The lower revenues were largely attributable to approximately $41 million in 2023 from the additional week of operations and a $17.8 million decrease in Company-owned restaurant revenues, which now includes both Domestic and International Company-owned restaurants. The decline in Company-owned restaurant revenues on a comparable week basis is largely attributable to: 1) an approximately $13 million decline at our International Company-owned restaurants, primarily related to lower revenues in the quarter from our Company-owned restaurants in the UK, as 105 formerly Company-owned restaurants were previously refranchised or closed; and 2) an approximately $5 million decline at our Domestic Company-owned restaurants primarily due to lower comparable sales.

Offsetting the decline in Company-owned restaurant revenues on a comparable week basis was a $14.0 million increase in Commissary revenues, reflecting higher prices partially offset by lower transaction volumes and a $3.2 million increase in Advertising funds revenues, reflecting the 100 basis point increase to the National Marketing Fund contribution rate beginning in the second quarter of 2024.

System-wide sales: For the fourth quarter of 2024, Global system-wide restaurant sales were $1.23 billion, down 7.9%(b) from the prior year quarter, largely driven by the additional week of operations in the prior year period. Excluding the additional week in the fourth quarter of 2023, Global system-wide sales were flat(b).

Operating Income: Fourth quarter 2024 Operating income was $29.5 million, a $13.0 million decrease compared with the prior year fourth quarter, primarily due to an approximate $8 million benefit from the additional week of operations in 2023 and lower operating margins at our Domestic Company-owned restaurants as the Company strategically reinvested some of its first-half savings into improving its value perception with consumers.

Adjusted operating income(c) was $37.3 million, a $10.1 million decrease from the same period a year ago. The variance between Operating income and Adjusted operating income was due to $7.8 million of International restructuring costs in the UK.

The decrease in Adjusted operating income(c) in the fourth quarter of 2024 compared with the prior year period was primarily due to the same factors impacting Operating income discussed above.

Earnings per share: Diluted earnings per common share was $0.44 for the fourth quarter of 2024 compared with $0.79 in the fourth quarter of 2023. Adjusted diluted earnings per common share(c) was $0.63 for the fourth quarter of 2024 compared with $0.91 in the fourth quarter of 2023. These changes were driven by the same factors impacting Operating income and Adjusted operating income(c) discussed above. In addition, diluted earnings per common share and Adjusted diluted earnings per common share reflected lower interest expense compared with the fourth quarter of 2023. Interest expense decreased largely due to lower average outstanding debt compared with the prior year fourth quarter.
(a)    Comparable sales growth (decline) for the fourth quarter of 2024 is reported on a 13-week basis comparing September 30, 2024 through December 29, 2024 with October 2, 2023 through December 31, 2023.
(b)    Excludes the impact of foreign currency.
(c)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.
(d)    Comparable sales growth (decline) for the fiscal year 2024 is reported on a 52-week basis comparing January 1, 2024 through December 29, 2024 with January 2, 2023 through December 31, 2023.

Full Year 2024 Results
Revenue: Total revenues of $2.1 billion for 2024 decreased $76.3 million, or 3.6%, compared with the prior year. The lower revenues were largely attributable to: 1) approximately $41 million in 2023 from the additional week of operations; 2) a $20.7 million decrease in Company-owned restaurant revenues primarily due to an approximately $20 million decline at our Domestic Company-owned restaurants related to lower comparable sales; 3) a $12.9 million decrease in Other revenues, primarily related to Preferred Marketing, our formerly wholly-owned print and promotions company, which was sold in the fourth quarter of 2023; and 4) a $4.7 million decrease in Commissary revenues, reflecting lower overall transaction volumes. These decreases were partially offset by a $7.5 million increase in Advertising funds revenues, reflecting the 100 basis point increase to the National Marketing Fund contribution rate beginning in the second quarter of 2024.

System-wide sales: For 2024, global system-wide restaurant sales were $4.85 billion, down 3.1%(b) from a year ago. The decrease was largely due to the additional week of operations in the prior year. Excluding the 53rd week in 2023, Global system-wide sales were down approximately 1%(b), due to lower comparable sales, partially offset by 2.1% global net restaurant growth compared with the prior year.

Operating income: Operating income of $156.7 million for 2024 increased $9.6 million compared with the prior year. The increase in Operating income was primarily driven by $41.3 million of pre-tax gains associated with the sale(e) of two Quality Control Center properties (“QC Centers”) in the current year third quarter along with a $5.2 million increase in North America Commissaries primarily driven by the higher gross margin rate in 2024. The increase was mostly offset by lower comparable sales in 2024 and a roughly $8 million benefit in 2023 from the additional week of operations.

Adjusted operating income(c) was $148.2 million for 2024, an $8.8 million, or 5.6%, decrease compared with the prior year. The variance between Operating income and Adjusted operating income was due to the aforementioned gains from the QC Center sales, $27.3 million of International restructuring costs, primarily in the UK, and $5.5 million in non-cash impairment charges primarily related to fixed and intangible assets from the refranchising of 15 Domestic restaurants.

The decrease in Adjusted operating income(c) for 2024 compared with the prior year was primarily driven by the approximately $8 million benefit from the additional week of operations and lower comparable sales partially offset by the aforementioned increase in the commissary fixed operating margin in 2024.

Earnings per share: Diluted earnings per common share was $2.54 for 2024 compared with $2.48 in 2023. Adjusted diluted earnings per common share(c) was $2.34 compared with $2.71 in 2023. These changes were driven by the same factors impacting operating income and adjusted operating income(c) as discussed above. In addition, diluted earnings per common share and adjusted diluted earnings per common share reflect a higher effective tax rate in 2024 compared with 2023. The higher tax rate was primarily driven by impairment charges related to the International Transformation Plan, as well as higher foreign withholding taxes and a tax shortfall generated by stock option exercises and vesting of restricted shares in 2024.

(a)    Comparable sales growth (decline) for the fourth quarter of 2024 is reported on a 13-week basis comparing September 30, 2024 through December 29, 2024 with October 2, 2023 through December 31, 2023.
(b)    Excludes the impact of foreign currency.
(c)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.
(d)    Comparable sales growth (decline) for the fiscal year 2024 is reported on a 52-week basis comparing January 1, 2024 through December 29, 2024 with January 2, 2023 through December 31, 2023.
(e)    Properties were subsequently leased back by the Company. See “Note 22. Divestitures” in the Company’s Annual Report on Form 10-K for the year ended December 29, 2024.

2025 Outlook

The Company is introducing 2025 annual guidance around the following metrics:
•System-wide sales: 2% to 5%
•North America comparable sales: Flat to up 2%
•International comparable sales: Flat to up 2%
•Restaurant development:
◦North America: 85 to 115 gross openings
◦International: 180 to 200 gross openings
•Adjusted EBITDA: $200 million to $220 million
•Depreciation & amortization: $70 million to $75 million
•Interest expense: $40 million to $45 million
•Capital expenditures: $75 million to $85 million
•Tax rate: 28% to 32%

This release includes forward-looking projections for certain non-GAAP financial measures, including Adjusted EBITDA (See “Definitions” on page 9 of this release). The Company excludes certain expenses and benefits from Adjusted EBITDA that, due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable to, without unreasonable effort or expense, provide a reconciliation to Net income of those projected measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the SEC for additional information concerning our operating results for the year ended December 29, 2024.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the year ended December 29, 2024, compared with the year ended December 31, 2023 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Twelve Months Ended
Amounts below exclude the impact of foreign currency	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Comparable sales growth (decline) (a, d):
Domestic Company-owned restaurants	(5.7)%	2.2%	(4.9)%	3.4%
North America franchised restaurants	(4.0)%	1.7%	(3.5)%	0.1%
North America restaurants	(4.4)%	1.8%	(3.8)%	0.8%
International restaurants	2.1%	(5.5)%	(0.8)%	(3.1)%
Total comparable sales growth (decline)	(2.8)%	0.1%	(3.1)%	(0.1)%
System-wide restaurant sales growth (decline) (f):
Domestic Company-owned restaurants	(9.9)%	12.4%	(4.7)%	6.7%
North America franchised restaurants	(8.7)%	10.9%	(4.1)%	3.6%
North America restaurants	(8.9)%	11.2%	(4.2)%	4.1%
International restaurants	(4.7)%	10.5%	0.4%	7.7%
Total global system-wide restaurant sales growth (decline)	(7.9)%	11.0%	(3.1)%	5.0%
(a)    Comparable sales growth (decline) for the fourth quarter of 2024 is reported on a 13-week basis comparing September 30, 2024 through December 29, 2024 with October 2, 2023 through December 31, 2023.
(d)    Comparable sales growth (decline) for the fiscal year 2024 is reported on a 52-week basis comparing January 1, 2024 through December 29, 2024 with January 2, 2023 through December 31, 2023.
(f)    System-wide restaurant sales growth includes 14 weeks in the fourth quarter of 2023 and 53 weeks in fiscal year 2023.

Global Restaurants

As of December 29, 2024, there were 6,030 Papa Johns restaurants operating in 51 countries and territories, as follows:

Fourth Quarter	Domestic Company Owned	Franchised North America	Total North America	International Company Owned	International Franchised	Total International	System-wide
Beginning - September 29, 2024	537	2,917	3,454	13	2,441	2,454	5,908
Opened	16	47	63	—	83	83	146
Closed	—	(3)	(3)	—	(21)	(21)	(24)
Sold	—	(1)	(1)	—	—	—	(1)
Acquired	1	—	1	—	—	—	1
Refranchised	(15)	15	—	—	—	—	—
Ending - December 29, 2024	539	2,975	3,514	13	2,503	2,516	6,030
Net restaurant growth/(decline)	2	58	60	—	62	62	122

Full year	Domestic Company Owned	Franchised North America	Total North America	International Company Owned	International Franchised	Total International	System-wide
Beginning December 31, 2023	531	2,902	3,433	117	2,356	2,473	5,906
Opened	22	90	112	—	198	198	310
Closed	—	(31)	(31)	(43)	(112)	(155)	(186)
Sold	—	(1)	(1)	—	—	—	(1)
Acquired	1	—	1	—	—	—	1
Refranchised	(15)	15	—	(61)	61	—	—
December 29, 2024	539	2,975	3,514	13	2,503	2,516	6,030
Net unit growth/(decline)	8	73	81	(104)	147	43	124

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment, was $34.1 million for the year ended December 29, 2024, compared with $116.4 million in the prior year. The year-over-year change primarily reflects unfavorable working capital changes and timing of cash payments for income taxes, partially offset by a $4.1 million decrease in capital expenditures.

	Year Ended
(in thousands)	December 29, 2024	December 31, 2023
Net cash provided by operating activities	$106,632	$193,055
Purchases of property and equipment	(72,484)	(76,620)
Free cash flow	$34,148	$116,435

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend

The Company paid cash dividends of $15.2 million ($0.46 per common share) in the fourth quarter of 2024. On January 24, 2025, our Board of Directors declared a first quarter 2025 dividend of $0.46 per common share. The dividend was paid on February 21, 2025 to stockholders of record as of the close of business on February 10, 2025.

Conference Call

Papa Johns will host a call with analysts today, February 27, 2025, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns

Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 6,000 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, depreciation and amortization, interest expense, tax rates, system-wide sales, Adjusted EBITDA, the current economic environment, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, restaurant acquisitions, restaurant closures, labor shortages, labor cost increases, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product and digital innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, repositioning of the UK market, International restructuring plans, timing and costs, International consumer demand, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions in U.S. and international markets; labor shortages at Company and/or franchised restaurants and our quality control centers; increases in labor costs, changes in commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation, increased tariffs, trade barriers, immigration policies, or climate change; the potential for delayed new restaurant openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the global economy and our business related to geopolitical conflicts including conflicts in Ukraine and the Middle East and risks related to a possible economic recession or downturn that could reduce consumer spending or demand. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

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For more information about the company, please visit www.papajohns.com.

Contact

Papa Johns Investor Relations
investor_relations@papajohns.com

Supplemental Information and Financial Statements

Definitions

“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

We believe Domestic Company-owned, North America franchised, and International comparable sales and comparable sales growth (decline) and Global system-wide restaurant sales and sales growth information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Adjusted EBITDA represents Net income before Net interest expense, Income tax expense, Depreciation and amortization, Stock-based compensation expense, and other adjustments that vary from period to period in accordance with the Company’s Non-GAAP policy. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts and investors to value the Company and its restaurants on a consistent basis. Adjusted EBITDA is not a term defined by GAAP, and is not intended to be a substitute for operating income, net income, or cash flows from operating activities, as defined under generally accepted accounting principles. As a result, our measure of Adjusted EBITDA might not be comparable to similarly titled measures used by other companies.

Financial Statement Updates
The Company has implemented several financial statement changes concurrent with the adoption of Accounting Standard Update 2023-07, “Improvements to Reportable Segment Disclosures.” These changes evolve and modernize our financial statements and footnotes to increase transparency and better reflect management’s key performance metrics.
The Consolidated Statements of Operations have been reconfigured to classify revenues and expenses based on the nature of the underlying activities without regard to operating segment. This reconfiguration and the resulting reclassifications did not change previously reported Total revenues, Total costs and expenses, Operating income or Net income for any period. The Consolidated Statements of Cash Flows include reclassifications to a new line item that include the net operating cash flows of the consolidated advertising funds. The reclassifications did not change Net cash provided by operating activities, Net cash used in investing activities or Net cash used in financing activities for any period. Presentation changes to the Consolidated

Statements of Operations and the Consolidated Statements of Cash Flows have been applied retrospectively, and as such, the results from the year ended December 31, 2023 have been reclassified for consistency with the current year presentation.
Additionally, during the year ended December 29, 2024, the Company updated its internal cost allocation methodology to better reflect current levels of time and effort spent managing our different segments. These updates resulted in a higher allocation of previously unallocated corporate expenses to primarily the North America franchising and International segments. This update in methodology does not impact total reported expenses, and has been implemented prospectively beginning with the year ended December 29, 2024. The comparative information has not been restated.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: Adjusted operating income, Adjusted EBITDA, Adjusted net income attributable to common shareholders and Adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to Adjusted operating income, Adjusted EBITDA, Adjusted net income attributable to common shareholders and Adjusted diluted earnings per common share are Operating income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table that follows reconciles our GAAP financial results to our non-GAAP financial measures.

Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
(In thousands, except per share amounts)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Operating income	$29,531	$42,566	$156,704	$147,142
Gain on sale of QC Center properties (a)	—	—	(41,289)	—
International restructuring costs (b)	7,759	2,178	27,273	2,178
UK repositioning and acquisition-related costs (c)	—	1,742	—	4,243
Other costs (d)	$—	$868	$5,495	$3,462
Adjusted operating income	$37,290	$47,354	$148,183	$157,025

Net income attributable to common shareholders	$14,633	$26,093	$83,320	$82,098
Gain on sale of QC Center properties (a)	—	—	(41,289)	—
International restructuring costs (b)	7,759	2,178	27,273	2,178
UK repositioning and acquisition-related costs (c)	—	1,742	—	4,243
Other costs (d)	—	868	5,495	3,462
Tax effect of adjustments (e)	(1,745)	(1,082)	1,934	(2,234)
Adjusted net income attributable to common shareholders (f)	$20,647	$29,799	$76,733	$89,747

Diluted earnings per common share	$0.44	$0.79	$2.54	$2.48
Gain on sale of QC Center properties (a)	—	—	(1.25)	—
International restructuring costs (b)	0.24	0.07	0.82	0.07
UK repositioning and acquisition-related costs (c)	—	0.06	—	0.13
Other costs (d)	—	0.02	0.17	0.10
Tax effect of adjustments (e)	(0.05)	(0.03)	0.06	(0.07)
Adjusted diluted earnings per common share (f)	$0.63	$0.91	$2.34	$2.71

Footnotes to Non-GAAP Financial Measures

(a)Represents pre-tax gain on sale, net of transaction costs, realized upon the August 2, 2024 completion of the sale of our Texas and Florida QC Center properties.
(b)Represents costs associated with the Company’s International Transformation Plan. These costs are comprised primarily of lease and fixed asset impairment charges related to restaurant closures in the UK, professional services and other related costs, losses on refranchising Company-owned restaurants, losses on franchisee notes receivable, lease termination costs, as well as severance.
(c)Represents costs associated with repositioning the UK portfolio as well as transaction costs related to the acquisition of restaurants from franchisees.
(d)For the twelve months ended December 29, 2024, represents non-cash impairment and remeasurement charges related primarily to fixed and intangible assets from the refranchising of 15 Domestic Company-owned restaurants. The twelve months ended December 31, 2023 includes $2.0 million of severance and related costs associated with the transition of certain executives and $0.6 million accrual related to certain legal settlements. The three and twelve months ended includes a $0.9 million one-time non-cash charge related to the reserve of certain accounts receivable related to the conflict in the Middle East.
(e)The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 22.7% for the three and twelve months ended December 29, 2024 and 22.6% for the three and twelve months ended December 31, 2023.
(f)Amounts shown include the impact of dividends paid to participating securities.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	December 29, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$37,955	$40,587
Accounts receivable (less allowance for credit losses of $8,468 in 2024 and $8,353 in 2023)	101,677	104,244
Notes receivable, current portion	4,928	5,199
Income tax receivable	2,214	2,577
Inventories	35,245	36,126
Prepaid expenses and other current assets	48,586	42,285
Total current assets	230,605	231,018
Property and equipment, net	273,272	282,812
Finance lease right-of-use assets, net	28,761	31,740
Operating lease right-of-use assets	184,425	164,158
Notes receivable, less current portion (less allowance for credit losses of $15,238 in 2024 and $16,092 in 2023)	8,867	12,346
Goodwill	75,460	76,206
Other assets	87,562	76,725
Total assets	$888,952	$875,005

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$61,842	$74,949
Income and other taxes payable	11,987	17,948
Accrued expenses and other current liabilities	155,579	158,167
Current deferred revenue	15,519	20,427
Current finance lease liabilities	7,280	9,029
Current operating lease liabilities	25,756	24,076
Total current liabilities	277,963	304,596
Deferred revenue	21,287	20,366
Long-term finance lease liabilities	22,885	24,144
Long-term operating lease liabilities	173,557	151,050
Long-term debt, net	741,650	757,422
Other long-term liabilities	64,923	60,192
Total liabilities	1,302,265	1,317,770

Redeemable noncontrolling interests	903	851

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,283 at December 29, 2024 and 49,235 at December 31, 2023)	493	492
Additional paid-in capital	452,449	452,290
Accumulated other comprehensive loss	(8,456)	(7,803)
Retained earnings	241,717	219,027
Treasury stock (16,637 shares at December 29, 2024 and 16,747 shares at December 31, 2023, at cost)	(1,115,729)	(1,123,098)
Total stockholders’ deficit	(429,526)	(459,092)
Noncontrolling interests in subsidiaries	15,310	15,476
Total Stockholders’ deficit	(414,216)	(443,616)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$888,952	$875,005

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Revenues:	(Unaudited)	(Unaudited)
Company-owned restaurant sales	$177,678	$210,953	$724,666	$760,825
Franchise royalties and fees	47,497	52,257	187,032	194,987
Commissary revenues	238,841	245,154	899,664	924,648
Other revenues	22,816	21,779	83,682	98,037
Advertising funds revenue	43,938	41,179	164,343	157,216
Total revenues	530,770	571,322	2,059,387	2,135,713
Costs and expenses:
Cost of sales	377,643	414,113	1,478,426	1,558,438
General and administrative expenses	62,709	55,238	190,515	208,083
Depreciation and amortization	16,879	17,275	69,407	64,090
Advertising funds expense	44,008	42,130	164,335	157,960
Total costs and expenses	501,239	528,756	1,902,683	1,988,571
Operating income	29,531	42,566	156,704	147,142
Net interest expense	(9,990)	(11,795)	(42,578)	(43,469)
Income before income taxes	19,541	30,771	114,126	103,673
Income tax expense	4,582	4,328	29,929	20,874
Net income	14,959	26,443	84,197	82,799
Net income attributable to noncontrolling interests	(160)	(350)	(711)	(701)
Net income attributable to the Company	$14,799	$26,093	$83,486	$82,098

Net income attributable to common shareholders	$14,633	$26,093	$83,320	$82,098

Basic earnings per common share	$0.45	$0.80	$2.55	$2.49
Diluted earnings per common share	$0.44	$0.79	$2.54	$2.48

Basic weighted average common shares outstanding	32,759	32,594	32,717	32,931
Diluted weighted average common shares outstanding	32,957	32,829	32,819	33,159

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	December 29, 2024	December 31, 2023
Operating activities
Net income	$84,197	$82,799
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	2,737	5,393
Depreciation and amortization	69,407	64,090
Refranchising and impairment loss	18,340	—
Deferred income taxes	(3,037)	(5,991)
Stock-based compensation expense	9,590	17,924
Gain on disposal of property and equipment	(41,953)	—
Other	1,711	146
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(465)	(4,920)
Income tax receivable	345	6,212
Inventories	851	5,441
Prepaid expenses and other current assets	319	1,212
Other assets and liabilities	(8,774)	(11,803)
Accounts payable	(10,043)	22,031
Income and other taxes payable	(5,678)	9,087
Accrued expenses and other current liabilities	(2,035)	18,313
Deferred revenue	(6,245)	(3,704)
Advertising fund assets and liabilities	(2,635)	(13,175)
Net cash provided by operating activities	106,632	193,055
Investing activities
Purchases of property and equipment	(72,484)	(76,620)
Notes issued	(154)	(4,338)
Repayments of notes issued	4,152	4,655
Acquisitions, net of cash acquired	(125)	(5,613)
Proceeds from dispositions and refranchising, net of cash transferred	49,016	3,457
Other	2,247	3,336
Net cash used in investing activities	(17,348)	(75,123)
Financing activities
Net (repayments) proceeds from revolving credit facilities	(17,268)	159,000
Proceeds from exercise of stock options	1,055	2,252
Acquisition of Company common stock (including excise tax payment)	(2,080)	(210,348)
Dividends paid to common stockholders	(60,559)	(58,451)
Tax payments for equity award issuances	(3,619)	(6,416)
Distributions to noncontrolling interests	(825)	(1,320)
Principal payments on finance leases	(8,529)	(8,821)
Other	153	28
Net cash used in financing activities	(91,672)	(124,076)
Effect of exchange rate changes on cash and cash equivalents	(244)	(642)
Change in cash and cash equivalents	(2,632)	(6,786)
Cash and cash equivalents at beginning of period	40,587	47,373
Cash and cash equivalents at end of period	$37,955	$40,587

Papa John’s International, Inc. and Subsidiaries
Segment Information

The following tables present the operating results of our segments. We have four reportable segments: Domestic Company-owned restaurants, North America franchising, North America commissaries, and International operations. Under ASC 280, Segment Reporting, our segment performance is evaluated based on Adjusted operating income. See the Company’s Form 10-K for the year ended December 29, 2024 for further information on segments, including reconciliations of segment measures to consolidated measures for the year-ended December 29, 2024.

	Three months ended December 29, 2024
(in thousands)	Domestic Company-owned restaurants	North America franchising	North America commissaries	International
Revenues from external customers	$174,634	$35,154	$219,901	$41,733
Intersegment revenues	—	1,049	53,602	—
Revenues	$174,634	$36,203	$273,503	$41,733

Less costs and expenses(a):
Cost of Sales	154,640	—	246,889	21,671
General & Administrative (b)	10,396	8,875	9,950	9,953
Depreciation & Amortization	3,928	—	3,724	909
Advertising funds expense	—	—	—	3,996
Adjusted operating income	$5,670	$27,328	$12,940	$5,204

	Three months ended December 31, 2023
(in thousands)	Domestic Company-owned restaurants	North America franchising	North America commissaries	International
Revenues from external customers	$193,521	$38,727	$227,928	$53,947
Intersegment revenues	—	1,150	55,974	—
Revenues	$193,521	$39,877	$283,902	$53,947

Less costs and expenses(a):
Cost of Sales	164,395	—	259,207	37,970
General & Administrative	11,124	3,819	9,168	7,584
Depreciation & Amortization	3,971	—	4,028	1,064
Advertising funds expense	—	—	—	4,060
Adjusted operating income	$14,031	$36,058	$11,499	$3,269

(a)    Costs and expenses excludes certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.
(b)    As discussed more fully in the Company’s Form 10-K, the Company prospectively adjusted for updates in internal cost allocation methodologies in 2024, which increased the amount of internal general and administrative (“G&A”) costs allocated to the reportable segments from unallocated corporate expenses. The allocation methodology updates resulted in the following increases to segment G&A in the fourth quarter of 2024: $5.7 million to the North America franchising segment and $0.8 million to the International segment. The allocation changes resulted in the following decreases to G&A in the fourth quarter of 2024: $0.1 million to the Domestic Company-owned restaurants segment and $0.3 million to the North America commissaries segment. There was no impact on overall company profitability, as the change was offset within unallocated corporate expenses.

	Year Ended December 29, 2024
(in thousands)	Domestic Company-owned restaurants	North America franchising	North America commissaries	International
Revenues from external customers	$692,736	$139,091	$831,774	$174,054
Intersegment revenues	—	4,150	205,234	—
Revenues	$692,736	$143,241	$1,037,008	$174,054

Less costs and expenses(a):
Cost of Sales	611,685	—	934,980	104,138
General & Administrative (b)	39,822	35,064	37,690	38,379
Depreciation & Amortization	16,560	—	15,780	4,134
Advertising funds expense	—	—	—	13,635
Adjusted operating income	$24,669	$108,177	$48,558	$13,768

	Year Ended December 31, 2023
(in thousands)	Domestic Company-owned restaurants	North America franchising	North America commissaries	International
Revenues from external customers	$726,362	$144,550	$852,361	$182,487
Intersegment revenues	—	4,267	210,614	—
Revenues	$726,362	$148,817	$1,062,975	$182,487

Less costs and expenses(a):
Cost of Sales	637,994	—	966,653	115,499
General & Administrative	40,714	15,017	36,960	31,271
Depreciation & Amortization	14,184	—	16,046	3,167
Advertising funds expense	—	—	—	13,495
Adjusted operating income	$33,470	$133,800	$43,316	$19,055

(a)    Costs and expenses excludes certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.
(b)    As discussed more fully in the Company’s Form 10-K, the Company prospectively adjusted for updates in internal cost allocation methodologies in 2024, which increased the amount of internal G&A costs allocated to the reportable segments from Unallocated corporate expenses. The allocation methodology updates resulted in the following increases to segment G&A in 2024: $0.4 million to Domestic Company-owned restaurants, $22.9 million to North America franchising, $3.3 million to International, and $0.1 million to North America commissaries. There was no impact on overall company profitability, as the change was offset within unallocated corporate expenses.